Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and dated as of February 5, 2021, between INTRICON CORPORATION, a Pennsylvania corporation (the “Company”), and Ellen Scipta (“Executive”).

Background

Executive desires to be in the employ of the Company in the capacity of Chief Financial Officer, on the terms and conditions contained in this Agreement. Executive will be substantially involved with the Company’s operations and management and will have trade secrets and other confidential information relating to the Company and its customers; accordingly, the noncompetition agreement and other restrictive covenants contained in Section 5 of this Agreement constitute essential elements hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. CAPACITY AND DUTIES

1.1          Title and Responsibilities. Executive shall serve as the Chief Financial Officer of the Company commencing on February 8, 2021 (“Start Date”). Executive shall perform such duties and have such authority consistent with her position and as may from time to time be specified by the President and CEO and the Board of Directors of the Company (“Board of Directors”).

1.2          Full Business Efforts. Executive shall devote her full working time, energy, skill and best efforts to the performance of her duties hereunder, in a manner that complies with the Company’s rules and policies and will faithfully and diligently further the business and interests of the Company. Executive shall not be employed by, participate or engage in or otherwise be a part of the management or operation of any business enterprise other than the Company and its subsidiaries without the prior written consent of Board of Directors, which may be granted or withheld in its sole discretion.

SECTION 2. TERM OF EMPLOYMENT

2.1          Term. The term of Executive’s employment with the Company shall continue until terminated in accordance with Section 4 (Termination of Employment) (the “Term”).

SECTION 3. COMPENSATION

3.1          Base Salary. Executive’s gross annual salary shall be $320,000, less applicable deductions and withholdings. Executive’s annual salary shall be adjusted, but not decreased (other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives), from time to time in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors. Executive’s annual salary, as determined in accordance with this Section, is referred to as her “Base Salary,” and shall be paid in installments in accordance with the Company’s then current regular payroll practices.

3.2          Bonuses.

(a)          Sign-on Bonus. Executive shall be entitled to a one-time lump sum sign-on bonus in the gross amount of $150,000, less applicable deductions and withholdings, provided that Executive does not voluntarily resign during the first two years of employment with the Company. Executive shall be responsible to repay such sign-on bonus to the Company in full (100%) if Executive voluntarily terminates her employment prior to the first anniversary of the Start Date, and one-half (50%) if Executive voluntarily terminates her employment after the first anniversary of the Start Date, but prior to the second anniversary of the Start Date.

(b)          Performance Bonus. Executive shall be entitled to an annual performance bonus of up to 50% of her Base Salary, or more if in accordance with a then applicable bonus plan, based on Company financial performance and strategic priority attainment, as the Compensation Committee of the Board of Directors may determine.

3.3          Equity Awards.

(a)          Start Date Grant. On the Start Date, Company shall issue Executive a grant of restricted stock units under the Company’s 2015 Equity Incentive Plan equal to $150,000 divided by the closing price of the Company’s common stock on the Start Date. Such grant will vest in equal one-third annual installments beginning on the first anniversary of the date of grant.

(b)          Other Awards. Executive shall be eligible to participate in the Company’s 2015 Equity Incentive Plan commensurate with similar positions in the Company, with the first award of restricted stock units anticipated to be made in February 2021, subject to the approval of the Compensation Committee.

3.4          Employee Benefits. During the Term, Executive shall be entitled to participate in the Company employee benefit plans and programs available to similarly situated employees, subject to plan eligibility and any applicable waiting periods.

3.5          Vacation. During the Term, Executive shall be entitled to a paid vacation in accordance with the Company’s then current vacation policy, but not less than 20 days per calendar year.

3.6          Expense Reimbursement. The Company shall reimburse Executive for all reasonable business expenses incurred in connection with the performance of Executive’s duties for the Company, including actual expenses for council and association memberships held as of the Start Date and expenses for the executive coach program utilized as of the Start Date. All reimbursements shall be made in accordance with the Company’s reimbursement policy.

SECTION 4. TERMINATION OF EMPLOYMENT

4.1          Death of Executive. If Executive dies during the Term, Executive’s employment shall terminate immediately and Company shall only be obligated to pay to Executive’s estate amounts due and payable to Executive as of the date of Executive’s death.

4.2          Disability of Executive. If Executive becomes Disabled (as defined below), then the Board of Directors shall have the right to terminate Executive’s employment upon 30 days’ prior written notice to Executive at any time during the continuation of such Disability, in which event the Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) due and payable to Executive as of the date of such termination. Nothing in this Agreement shall require Company to continue to pay any compensation to Executive for any period in which she is unable to perform her duties hereunder due to physical or mental illness in excess of the Company’s paid sick leave policy period (other than amounts due under any disability policy maintained by the Company). “Disability” of Executive or Executive becoming “Disabled” means that Executive is or has been materially unable to perform her duties for 180 consecutive days or for 180 days out of 360 consecutive days due to a physical or mental illness. Executive’s Disability shall be determined in the reasonable judgment of the Board of Directors, provided, however, if Executive does not agree with a determination to terminate her employment because of Disability, the question of Executive’s Disability shall be submitted to an impartial and reputable physician selected by a mutual agreement of the parties or if the parties cannot agree on such physician, then each party shall select a physician who shall make a determination, and if those two physicians have different opinions, then the two physicians shall select a third physician and such third physician’s determination of Disability shall be binding on the parties.

4.3          Termination for Cause. Executive’s employment shall terminate immediately upon notice that the Board of Directors is terminating Executive for Cause (as defined herein), in which event the Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc., but excluding bonuses) due and payable to Executive as of the termination. “Cause” means the following, provided that, in the case of circumstances described in clauses (iv) through (vi) below, the Company shall have given written notice thereof to Executive, and Executive shall have failed to remedy the circumstances as determined in the sole discretion of the Board of Directors within 30 days:

(i)             fraud or dishonesty in connection with Executive’s employment or theft, misappropriation or embezzlement of the Company’s funds or other property;

(ii)            conviction of any felony, crime involving fraud or knowing misrepresentation, or of any other crime (whether or not such felony or crime is connected with her employment) the effect of which in the reasonable judgment of the Board of Directors is likely to adversely affect the Company or its affiliates;

(iii)           material breach of Executive’s obligations under this Agreement;

(iv)           repeated and consistent unauthorized failure of Executive to be available to perform duties during normal business hours;

(v)           willful violation of any Company policy or any express lawful direction or requirement established by the Board of Directors, as determined by a majority of Board of Directors;

(vi)           insubordination, gross incompetence or misconduct in the performance of, or gross neglect of, Executive’s duties hereunder, as determined by a majority of Board of Directors; or

(vii)          use of alcohol or other drugs which interfere with Executive’s performance of her duties, or use of any illegal drugs or narcotics.

4.4          Termination without Cause.

(a)           If Executive’s employment is terminated by the Company for any reason other than Cause or Executive’s death or Disability:

(i)             the Company shall pay Executive amounts (including salary, bonuses, expense reimbursement, etc.) due and payable to Executive as of the termination of her employment and shall pay Executive an amount equal to Executive’s then current Base Salary for a period of one year after Executive’s termination of employment under this Section (“Severance Period”) payable in installments in accordance with the Company’s then current regular payroll practices and dates, commencing as soon as administratively practicable after the Release described in Section 4.9 (Release) becomes irrevocable as provided in Section 4.9, provided that if the 60-day period described in Section 4.9 begins in one taxable year and ends in a second taxable year, such payments shall not commence until the second taxable year; and

(ii)            in the sole discretion of the Board of Directors, the Company may elect to pay Executive a prorated amount of the bonus that Executive would have been entitled to, if she had remained employed, under Section 3.2, (Performance Bonuses), for the year in which she was terminated (which, if determined to be paid by the Board, shall be payable as and when the bonus is paid to other similarly situated officers).

(b)          Except for the provisions of this Section and Section 4.8, Equity Awards, the Company shall have no further obligation to Executive hereunder if Executive’s employment is terminated under this Section.

4.5          Voluntary Termination. Executive may terminate her employment hereunder upon 60 days prior written notice to the Company. If Executive voluntarily terminates her employment under this Section 4.5, the Company shall not be obligated to make any further payments to Executive under this Agreement other than amounts (including salary, expense reimbursement, etc., but excluding bonuses) due and payable to Executive as of her employment termination date.

4.6          Termination following a Change of Control

(a)           If a Change of Control (as hereinafter defined) of the Company occurs during the Term, and if Executive’s employment by the Company is Involuntarily Terminated (as hereinafter defined) within one year after such Change of Control:

(i)             the Company shall pay or cause to be paid to Executive, one year Base Salary at the rate being earned by Executive immediately prior to the Change of Control or immediately prior to the Involuntary Termination, whichever is greater (the “Change of Control Payment”), together with all accrued and unpaid bonus and Base Salary due and payable to Executive; provided, however, that the Company need not make the Change of Control Payment if the Change of Control is an Asset Sale (as defined below) and the purchaser in such Asset Sale or an affiliate of such purchaser offers to employ Executive commencing at the time of closing of the Asset Sale in a position which does not represent a material diminution in the authority, duties, or responsibilities of Executive at not less than the same rate of compensation (including Base Salary and good faith bonus potential) and a comparable level of benefits as Executive was receiving immediately prior to the Asset Sale and agrees to employ Executive for at least a one year period after the consummation of the Asset Sale;

(ii)            in the sole discretion of the Board of Directors, the Company may elect to pay Executive a prorated amount of the bonus that Executive would have been entitled to receive, if she had remained employed, under Section 3.2, Performance Bonuses, for the year in which she was terminated (which, if determined to be paid, shall be payable as and when the bonus is paid to other similarly situated officers); and

(iii)           if Executive timely elects to continue health insurance coverage for Executive and her eligible family members under COBRA after Executive’s Involuntary Termination, the Company shall reimburse Executive, on the first regularly scheduled payroll date of each month during the COBRA Period (as defined below), an amount equal to the percentage of Executive’s health care premium costs paid by the Company as of the date of Executive’s termination. “COBRA Period” means the period beginning with the first day of the calendar month following the date of Executive’s termination of employment and ending on the earlier of (i) 12 months thereafter or (ii) the date Executive becomes eligible to receive health benefits from a new employer.

(b)          The Company agrees to use its commercially reasonable efforts to provide that any agreement concerning an Asset Sale shall include a provision obligating the purchaser to fulfill any of the Company’s obligations to Executive under this Agreement if the Company fails to fulfill said obligations.

(c)          Except as otherwise provided in this Section, any Change of Control Payment or other sums to be paid to Executive under this Section shall be paid in a lump sum as soon as administratively practicable after the Release described in Section 4.9 (Release) becomes irrevocable as provided in Section 4.9, provided that if the 60-day period described in Section 4.9 begins in one taxable year and ends in a second taxable year, such payment shall not commence until the second taxable year.

(d)          Notwithstanding any other provision hereof, the obligations of the Company hereunder shall arise, if at all, only in connection with the first Change of Control to occur after the date hereof; any second Change of Control which may occur following the first Change of Control shall neither diminish nor trigger again the obligations set forth herein to the extent that such obligations may be applicable.

(e)           The following terms used herein have the meanings set forth below:

(i)             “Asset Sale” means the sale of the assets of the Company (including the stock or assets of subsidiaries of the Company) to which are attributable 90% or more of the consolidated sales volume of the Company.

(ii)            “Change of Control” of the Company means an “Asset Sale” or a “Change in Majority Stock Ownership.”

(iii)           “Change in Majority Stock Ownership” means the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any affiliate or associate as defined in Rule 12b-2 under the Exchange Act of such person, or any group of persons acting in concert, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of capital stock of the Company, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company’s then outstanding securities.

(iv)           “Involuntary Termination” (or “Involuntarily Terminated”) means (a) any termination of employment of the Executive by Executive following (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report; (iv) a material diminution in the budget over which the Executive retains authority; (v) a material change in the principal geographic location at which the Executive must perform the services, unless such change reduces the length of the Executive’s commute (measured either in time or miles); or (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement; or (b) any termination of the employment of Executive by the Company other than for Cause, death or Disability; provided, however, that none of the events or conditions described in clause (a) of this paragraph will constitute grounds for Involuntary Termination unless Executive: (i) shall have first provided written notice to the Company of the existence of the condition proposed to be relied upon within 90 days of the initial existence of the condition, (ii) shall have given the Company a period of 30 days during which it may remedy the condition, (iii) the Company shall have failed to do so during such period and (iv) and Executive’s resigns her employment effective not later than 30 days following the expiration of such remedy period. Anything in the Agreement to the contrary notwithstanding, Executive’s employment with the Company shall not be deemed terminated if she is transferred from one subsidiary of the Company to another subsidiary of the Company.

(f)           Upon the occurrence of a Change of Control, the Company or its assignee waives, and will not assert, any right to set off the amount of any claims, liabilities, damages or losses the Company or its assignee may have against any amounts payable by it to Executive hereunder, and any amounts payable to Executive in respect of any period prior to the termination of this Agreement shall be paid when due.

(g)           Nothing in this Section shall diminish the Company’s right to terminate the employment of the Executive prior to a Change of Control or impose any obligation to make any payment to the Executive in connection with any such termination otherwise than as provided in the other Sections of this Agreement.

(h)           Nothing in this Section shall prejudice Executive’s or her beneficiary’s right to receive any death, disability, pension, 401(k), qualified benefit, or other benefits under any contract or plan otherwise due to Executive upon or following termination.

4.7          Withholding; Other Tax Matters. Any payment required under this Agreement shall be subject to all applicable requirements of law with regard to withholding, filing, making of reports and the like.

4.8          Equity Awards. If during the Term: (a) Executive’s employment is terminated by the Company for any reason other than for Cause or (b) Executive terminates her employment under circumstances that would constitute an Involuntary Termination, then (i) any stock options granted to Executive by the Company which are outstanding and have not been exercised by Executive prior to Executive’s termination (X) if unvested, shall accelerate, vest and be exercisable on the later of the first anniversary of the date of grant of such options and the date of termination of employment, and (Y) may be exercised by Executive or her legal representative, estate, personal representative or beneficiary who acquired the right to exercise such options by bequest or inheritance, as the case may be, for a period equal to the unexpired term of the stock option, notwithstanding Executive’s termination, and (ii) any unvested restricted stock units granted to Executive by the Company shall automatically vest and become free of all restrictions and conditions, less applicable withholdings, on the later of the first anniversary of the date of grant of such restricted stock units and the date of termination of employment, notwithstanding Executive’s termination; provided, however, that with respect to any acceleration of stock options or vesting of restricted stock units as a result of the termination of Executive’s employment under clause (a) or (b), it shall be a condition precedent to such acceleration that Executive shall have complied with Section 4.9 (Release). For the avoidance of doubt, the treatment of Executive’s equity awards in the event of a Change of Control shall be governed by the terms of the 2015 Equity Incentive Plan as it may be amended (or any applicable successor plan).

4.9          Release. In the event of the termination of Executive’s employment for any reason, the Company shall not be obligated to make any payments or provide continuing benefits under this Agreement (other than payments and benefits earned by Executive and payable prior to the date of termination) unless Executive executes and delivers within 60 days after presentation by the Company, and does not revoke within 15 days after delivery by Executive, an agreement (“Release”) in a form acceptable to the Company, that: (i) releases all claims by Executive against the Company and any of its subsidiaries and affiliates, through date of execution; and (ii) requires Executive to indemnify the Company if she breaches the Release.

SECTION 5. RESTRICTIVE COVENANTS.

5.1          Confidentiality. Executive acknowledges that the Company, which term includes subsidiaries and affiliates for purposes of this Section 5 (Restrictive Covenants), is in a highly competitive business and she has been and will continue to be substantially involved with the Company’s operations and management and has been and will continue to have access to trade secrets, proprietary information and other confidential information relating to the Company and its customers, which provides the Company with a competitive advantage and which the Company has a legitimate business interest in protecting. Executive therefore acknowledges a duty of confidentiality owed to the Company and shall not, at any time during or after her employment by the Company, retain in writing, use, divulge, furnish, or make accessible to any person or entity, without the express authorization of the Board of Directors, any trade secret, proprietary or confidential information or knowledge of the Company obtained or acquired by her while so employed. All computer software, address books, rolodexes, business cards, telephone lists, customer and prospect lists and preferences, pricing and sales information, contract forms, financial and budgeting information, business strategies, marketing information, methods, catalogs, books, records, files and know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company’s possession or premises or used other than in the pursuit of the Company’s business. Upon termination of Executive’s employment for any reason (or, if earlier, upon request of the Company), Executive shall deliver to the Company all Company property, including all electronic and paper documents, and copies and summaries thereof, which are in Executives possession, custody or control.

5.2          Inventions and Improvements. Executive shall promptly communicate to the Company all ideas, discoveries, inventions and business opportunities which are or may be useful to the Company or its business. Executive acknowledges that all such ideas, discoveries, inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by her at any time during her employment with the Company and every item of knowledge relating to the Company’s business interests (including business opportunities) heretofore or hereafter gained by her at any time during her employment with the Company are the property of the Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to the Company for its sole use and benefit, without additional compensation. The provisions of this Section 5.2 shall apply whether such ideas, discoveries, inventions, improvements or knowledge were or are conceived, made or gained by her alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the specific realm of her duties. It shall be conclusively presumed that ideas, discoveries, inventions, and improvements relating to the Company’s business interests or potential business interests conceived by Executive during the six-month period following termination of her employment are, for the purposes of this Agreement, conceived prior to termination of her employment hereunder. Executive shall, upon request of the Company, but at no expense to Executive, at any time during or after her employment with the Company, sign all instruments and documents reasonably requested by the Company and otherwise cooperate with the Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in such countries as the Company shall determine.

5.3          Non-competition and Non-solicitation. During the term of Executive’s employment and for one year after termination of employment, Executive shall not directly or indirectly: (i) engage in any geographic market served by the Company or any of its subsidiaries in any activity which directly competes in whole or in part with the products or services of the Company at the time of such termination; (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in any such activities; (iii) seek in competition with the business of the Company to procure orders from or do business with any customer or business relationship of the Company; (iv) solicit, or contact with a view to, the engagement or employment by any person or entity of any person who is an employee or contractor of the Company; (v) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity which has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or (vi) engage in or participate in any effort or act to induce any of the customers, vendors, manufacturers, business contacts, consultants, or employees of the Company to take any action which might be disadvantageous to the Company; provided, however, that nothing herein shall prohibit Executive and her affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged. The duration of Executive’s covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Executive is in violation of the provisions hereof. To permit the Company to monitor compliance with this Section, Executive must advise the Company of any new job, including the title and description of responsibilities and geographic scope, within fourteen (14) days of receipt of acceptance of the offer.

5.4          Injunctive and Other Relief.

(a)          Executive acknowledges and agrees that the covenants contained herein are reasonable to protect the Company’s legitimate business interest, and fair in light of the commencement of Executive’s employment with the Company, which constitutes adequate consideration. Executive also acknowledges that the Company would be irreparably harmed by a breach of these covenants and that damages alone would not be an adequate remedy and accordingly expressly agrees that, in addition to any other remedies which the Company may have, the Company shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of her obligations hereunder.

(b)          Executive understands that in addition to equitable relief available to the Company, the Company shall be entitled to monetary damages for any period breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Executive as a result of said breach and all costs and attorneys’ fees incurred by the Company in enforcing this Agreement. If Executive should use or reveal to any other person or entity any confidential information, such use or revelation is a continuing violation for as long as the confidential information is made available by Executive.

(c)          If any provision of this Section is found to be invalid or unenforceable by reason of its duration or scope, such term shall be reduced to a duration or scope to the extent necessary to render it valid and enforceable. In such event, Executive shall negotiate in good faith to provide the Company with lawful and enforceable protection that is most nearly equivalent to that found to be invalid or unenforceable.

(d)          The existence of any claim or cause of action that Executive or any other person or entity may have against the Company shall not constitute a defense or bar to the enforcement of this Section 5 (Restrictive Covenants).

(e)          Nothing in this Agreement prohibits Executive reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, the Occupational Safety and Health Administration, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal and state law or regulation, including the Defend Trade Secrets Act, which gives Executive immunity from federal and state civil and criminal liability for disclosures of trade secrets. Under the Defend Trade Secrets Act, Executive has the right to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive does not need prior authorization from the Company to make any such reports or disclosures and are not required to notify the Company that she has made such reports or disclosures.

SECTION 6. MISCELLANEOUS

6.1          Duty to Cooperate. At the request of the Company, Executive shall during and after her employment with the Company provide reasonable assistance to the Company in connection with any litigation, audit, investigation or other proceeding or matter involving the Company or any of its affiliates which Executive has any relevant knowledge or information. The Company will pay Executive reasonable compensation as mutually agreed for any such services performed after the Term. The Company agrees that during the Term that at all times it shall carry appropriate amounts of officers and directors liability insurance naming the Executive as an insured party.

6.2          Arbitration. All claims and disputes relating to this Agreement or concerning Executive’s employment or termination, other than claims by the Company of a breach of Section 5 (Restrictive Covenants), shall be conclusively resolved by arbitration in Minneapolis, Minnesota, under the then existing rules of the American Arbitration Association. Judgment upon any award rendered may be entered by either party in any court of competent jurisdiction. The cost of such arbitration shall be borne equally by the parties or as otherwise directed by the arbitrators.

6.3          Section 409A.

(a)           Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 4, Termination of Employment, will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986 and its governing regulations and guidance (“Section 409A”). In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to Executive upon or following her “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following the earlier to occur (i) the expiration of such six month period or (ii) the death of Executive. For purposes of the application of Section 409A, each payment in a series of payments will be deemed a separate payment.

(b)           Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to Executive does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(c)           Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with, and shall be interpreted as complying with, Section 409A and all benefits or payments provided by the Company to Executive that are intended to be exempt from Section 409A shall be interpreted in a manner consistent with such intent.

6.4          Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram or email, receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit or proceeding-shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)	If to the Company:

IntriCon Corporation

Arden Hills Office

1260 Red Fox Road

Arden Hills, MN 55112

Attention: Sara Hill

Chief Human Resources Officer

Email: shill@intricon.com

(b)	If to Executive:

Ellen Scipta

10715 Allison Way

Inver Grove Heights, MN 55077

Email: ellen.scipta@gmail.com

6.5          Entire Agreement; Modification; Advice of Counsel.

(a)          This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and therein and supersedes all prior agreements and understandings with respect thereto. No amendment, modification, or waiver of this Agreement shall be effective unless in writing signed by both parties. Neither the failure nor any delay on the part of any party to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy with respect to such occurrence or with respect to any other occurrence.

(b)          Executive acknowledges that she has been afforded an opportunity to consult with her counsel with respect to this Agreement. In view of the fact that each of the parties hereto have had the opportunity to be represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

6.6          Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Minnesota and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law.

6.7          Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in counterparts (including by electronic or facsimile signature), each of which shall be deemed to be an-original and all of which, when taken together, shall be deemed to constitute the same Agreement.

6.9          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and her heirs and administrators and the Company and its successors and assigns (including, without limitation, by purchase of assets or stock, or by merger, or otherwise). Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company. The Company’s rights and obligations under this Agreement may be assigned by the Company to the purchaser or its affiliate in connection with an Asset Sale if the Executive becomes an employee of the purchaser or an affiliate immediately after the Asset Sale, in which case the assignee shall expressly assume and agree to perform the obligations set forth in this Agreement in the same manner and to the same extent as if it were the Company and the Company shall by virtue thereof and without further act be released from its obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written intending to be legal bound.

INTRICON CORPORATION

By	/s/ Scott Longval
Name:	Scott Longval
Title:	President and CEO

EXECUTIVE
/s/ Ellen Scipta
Ellen Scipta

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